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                                                                    EXHIBIT 12


Statement re:computation of ratios

Ratios of earnings to combined fixed charges and preferred stock dividends

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

                                                                  Year Ended December 31,
                                                         ---------------------------------------
                                                           1998            1997          1996
                                                         ---------      ---------      ---------
Earnings
  Pretax income from continuing operations               $ 164,451      $  82,705      $  49,802
  Fixed charges                                             69,576         43,444         20,785
  Less included preferred stock dividend requirements         (237)          (628)          (329)
                                                         ---------      ---------      ---------

  Total earnings                                         $ 233,790      $ 125,521      $  70,258
                                                         =========      =========      =========

Fixed charges and preferred stock dividends
  Interest expense                                       $  53,339      $  36,664      $  15,707
  Interest factor of rent expense                           16,000          6,152          4,749
  Preferred stock dividend requirement                         237            628            329
                                                         ---------      ---------      ---------

  Total fixed charges                                    $  69,576      $  43,444      $  20,785
                                                         =========      =========      =========

Ratio                                                         3.36           2.89           3.38
                                                         =========      =========      =========
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